23. Consent of Experts

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-2496) of Keithley Instruments, Inc. of our report dated November 1, 2002 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP
Cleveland, Ohio
December 16, 2002